Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 5, 2005 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of MapInfo Corporation, which appears in MapInfo Corporation's Annual Report on Form 10-K for the year ended September 30, 2005.

/s/  PricewaterhouseCoopers LLP

Albany, New York
March 20, 2006